EXHIBIT 99.3

SpaceDev Attracts European Aerospace Strategic Partner
Transaction Expands Global Business Opportunities & Provides Growth Capital

POWAY, CA – September 19, 2007 - SpaceDev (OTCBB: SPDV) announced today that it has entered into a strategic relationship with the OHB Technology Group, a leading European Aerospace company with operations in satellite, space hardware manufacturing and advanced space payload systems development.   The companies will establish a mutual high level management team to actively explore manufacturing, systems development, and program opportunities in Europe as well as in the US.  As part of this effort, OHB and its subsidiary, MT Aerospace, has made an investment of approximately $4.4 million into SpaceDev.  The collective strategic investment by these two prominent European aerospace companies was in the form of a common stock sale at an above market price. The investment will be used by SpaceDev for growth capital, to expand its research and to retire previous interest bearing preferred stock.

“We are very pleased to welcome OHB Technology and MT Aerospace as our newest business partners and investors to the growing SpaceDev family.  OHB has a long and successful business history in Europe and also has worked on a number of US government programs, including the International Space Station and working with NASA on SOFIA, the next generation airborne observatory,” said Mark N. Sirangelo, Chairman and CEO of SpaceDev.  “We believe this new SpaceDev, OHB and MT Aerospace alliance will lead to significant new revenues, manufacturing opportunities and markets for our products, technologies and expertise in the European aerospace marketplace. At the same time, we believe that OHB and MT Aerospace will be able to utilize our existing relationships and manufacturing capabilities to further their business in the US.”

“We see significant upside potential in the future of SpaceDev” said Marco Fuchs, Chairman and CEO of OHB Technology AG.  “We believe SpaceDev will be an excellent long term association for our group.”  Hans Steininger, CEO of MT Aerospace added, “The companies have already begun exploring multiple opportunities to work together, particularly as SpaceDev bids on larger, new and exciting programs and moves toward their goal of becoming a mid-market aerospace company.  We look forward to a sustained and prosperous business relationship.”

About OHB Technology AG
OHB Technology AG is the first listed technology and space company in Germany. With a total of around 1100 employees, its four business units "Space Systems & Security", "Payloads & Science", "Space Transportation & Aerospace Structures" and "Telematics & Satellite Operations" develop and produce solutions for national and international customers. Thanks to the successful combination of space technology and telematics skills backed by 25 years of experience in high technology engineering, OHB Technology AG is an industry leader in Europe. For more information please visit www.ohb-technology.de.

About MT Aerospace AG
MT Aerospace AG, a subsidiary of OHB Technology AG, is an established supplier in the aeronautic, aerospace and defence sector; a partner for antennas, mechatronic systems and related services. In the field of aerospace they develop and produce components and subsystems for launchers, satellites and orbital transfer systems. Today MT Aerospace AG supplies approximately ten percent of the hardware for the European launcher ARIANE 5 and is the most important supplier for this program outside France. The related operations and maintenance sector on site in Kourou / French Guyana is responsible for the ARIANE 5 integration and launch facilities.For more information please visit www.mt-aerospace.de.

About SpaceDev

SpaceDev, Inc. is a space technology/aerospace company that creates and sells affordable and innovative space products and mission solutions. For more information please visit www.spacedev.com.

For more information, the Company has filed a Form 8-K today with the SEC, which can be viewed on its website or at www.sec.gov.

Except for factual statements made herein, this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, although their absence does not mean that a statement is not forward looking. Forward-looking statements are based on the Company's current expectations, and are not guarantees of performance. The Company's actual results could differ materially from its current expectations. Factors that could contribute to such differences include risks and uncertainties associated with the Company's ability to effectively manage schedule changes or cancellation of customer orders, control costs and expenses, and obtain additional financing, if needed. Reference is also made to other factors described in the Company's periodic reports filed with the SEC, including the Company's most current Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB. These forward-looking statements speak only as of the date of this release. SpaceDev does not intend to update these forward-looking statements.

SpaceDev Investor Relations
Investor Contact:
Richard Slansky/Jessica Schwarz
Media Contact:
Mark Sirangelo/Scott Tibbitts
(858) 375-2026